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                                                                     Exhibit (n)

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation in this Pre-Effective Amendment No. 3 to the Registration Statement of the BlackRock New Jersey Municipal Income Trust (Investment Company Registration No. 811-10335) of our report dated July 16, 2001, relating to the financial statements of the BlackRock New Jersey Municipal Income Trust as of July 16, 2001 and for the period then ended in the Statement of Additional Information which is part of such registration statement.

We also consent to the reference to our Firm under the heading "Experts" in the Registration Statement.



Deloitte & Touche LLP
Boston, Massachusetts
July 23, 2001